New Oriental Energy & Chemical Corp. Stays Listed on The NASDAQ Stock Market

XINYANG, CHINA--(December 16, 2010) -  New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today it has received a letter of determination from The NASDAQ Stock Market granting the Company’s request to remain listed on NASDAQ, subject to monitoring by the Hearings Panel until December 15, 2011 to ensure the Company remains in continued compliance with the shareholders’ equity rule and all other listing requirements.  Additional details on the determination are available in the 8-K being filed today by the Company with the Securities and Exchange Commission.

Mr. Chen Si Qiang, President and CEO of the Company, stated, “We are extremely pleased with this decision.  Be assured we will make every effort to remain in compliance, so our shareholders continue to have the benefits associated with shares that are listed on The NASDAQ Stock Market.”

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299